CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Protected Absolute Return Barrier Notes due 2011	$2,406,000	$134.25

PROSPECTUS Dated December 23, 2008	Pricing Supplement No. 44 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-156423
Dated December 23, 2008	Dated March 24, 2009
Rule 424(b)(2)
 $2,406,000
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Protected Absolute Return Barrier Notes due March 31, 2011
Based on the Performance of the Eurozone euro/U.S. dollar Exchange Rate
Unlike ordinary debt securities, the notes do not pay interest.  Instead, the notes will pay at maturity the $1,000 stated principal amount of each note plus a supplemental redemption amount that will be paid only if the Eurozone euro/U.S. dollar exchange rate, which we refer to as the exchange rate, expressed as the number of U.S. dollars per one euro, remains within the exchange rate range at all times during the observation period.  The exchange rate range includes any exchange rate that is (i) greater than or equal to 1.01426, which is 75% of the initial exchange rate, and (ii) less than or equal to 1.69044, which is 125% of the initial exchange rate.  The supplemental redemption amount, if any, will be based on the absolute value of the percentage change in the exchange rate.  Consequently, you will receive a positive supplemental redemption amount whether the exchange rate on the valuation date, which is March 22, 2011, is higher or lower than the initial exchange rate, as long as the exchange rate remains within the exchange rate range at all times.  In no event will the payment at maturity be less than the stated principal amount of $1,000.  The notes are senior unsecured obligations of Morgan Stanley, and all payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
•	The stated principal amount and issue price of each note is $1,000.
•	We will not pay interest on the notes.
•
At maturity, you will receive, for each $1,000 stated principal amount of notes, the stated principal amount plus a supplemental redemption amount, which may be zero, based on the performance of the exchange rate during the observation period.  The supplemental redemption amount will equal:

➢	if at all times during the observation period the exchange rate is within the exchange rate range, $1,000 times the absolute exchange rate return times the participation rate; or
➢	if at any time on any day during the observation period the exchange rate is outside the exchange rate range, $0.
•	The absolute exchange rate return will equal the absolute value of (final exchange rate / initial exchange rate) – 1.
➢	The initial exchange rate is 1.35235, which is the exchange rate displayed on Reuters Page “WMRSPOT05” at 11:00 a.m. (New York time) on the pricing date.
➢	The final exchange rate will equal the exchange rate displayed on Reuters Page “WMRSPOT05” at 11:00 a.m. (New York time) on the valuation date.
•	The participation rate is 100%.
•	The observation period is the period from 11:00 a.m. (New York time) on the currency business day immediately following the pricing date to 11:00 a.m. (New York time) on the valuation date.
•	The appreciation potential of the notes is limited by the exchange rate range to a maximum potential return at maturity of $1,250 to per note, which is 125% of the stated principal amount.
•	Investing in the notes is not equivalent to investing in or taking a position with respect to the Eurozone euro.
•	The notes will not be listed on any securities exchange.
•	The CUSIP number for the notes is 617482EL4.
•	The ISIN number for the notes is US617482EL41.
You should read the more detailed description of the notes in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Notes.”
The notes involve risks not associated with an investment in conventional debt securities.  See “Risk Factors” beginning on PS-9.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE 100%

	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per note	100%	2%	98%
Total	$2,406,000	$48,120	$2,357,880
(1)
The notes will be issued at $1,000 per note and the agent’s commissions will be $20.00 per note; provided that the price to public and the agent's commissions for the purchase by any single investor of between $1,000,000 and $2,999,999 principal amount of notes will be $996.25 per note and $16.25 per note, respectively; for the purchase by any single investor of between $3,000,000 and $4,999,999 principal amount of notes will be $994.375 per note and $14.375 per note, respectively; and for the purchase by any single investor of $5,000,000 or more principal amount of notes will be $992.50 per note and $12.50 per note, respectively.

(2)	For additional information, see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.  Furthermore, the notes will not be guaranteed by the Federal Deposit Insurance Corporation under the FDIC’s Temporary Liquidity Guarantee Program.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes in certain jurisdictions outside the United States, see the section of this pricing supplement called “Description of Notes–Supplemental Information Concerning Plan of Distribution.”

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the notes to the public in Hong Kong as the notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The agent and each dealer represent and agree that they will not offer or sell the notes nor make the notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement, the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to persons in Singapore other than:

(a)    an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)    an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)    a person who acquires the notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)    otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the notes in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The notes offered are medium-term debt securities of Morgan Stanley.  The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental redemption amount based on the percentage change, whether positive or negative, in the Eurozone euro/U.S. dollar exchange rate, which we refer to as the exchange rate, so long as the exchange rate does not trade outside the exchange rate range at any time on any day during the observation period.  The supplemental redemption amount, if any, will be based on the absolute value of the percentage change in the final exchange rate from the initial exchange rate.  Consequently, you will receive a positive supplemental redemption amount whether the exchange rate on the valuation date is higher or lower than the initial exchange rate, as long as the exchange rate remains within the exchange rate range at all times.

Each note costs $1,000
We, Morgan Stanley, are offering you Protected Absolute Return Barrier Notes due March 31, 2011, Based on the Performance of the Eurozone euro/U.S. dollar Exchange Rate, which we refer to as the notes.  The stated principal amount of each note is $1,000.

The original issue price of the notes includes the agent’s commissions paid with respect to the notes and the cost of hedging our obligations under the notes.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the notes reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the notes. See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Notes—Use of Proceeds and Hedging.”

Payment at maturity
Unlike ordinary debt securities, the notes do not pay interest.  Instead, at maturity, for each note that you hold, you will receive the stated principal amount of $1,000 plus a supplemental redemption amount if the exchange rate remains within the exchange rate range of greater than or equal to 1.01426, which is 75% of the initial exchange rate, and less than or equal to 1.69044, which is 125% of the initial exchange rate, throughout the observation period, as described below.

100% Principal Protection

At maturity, we will pay you at least $1,000 plus the supplemental redemption amount, if any.

Payment at Maturity

The payment at maturity will be calculated as follows: Payment at maturity = $1,000 + supplemental redemption amount

The Supplemental Redemption Amount is Linked to Movements in the Eurozone euro/U.S. dollar Exchange Rate

The supplemental redemption amount will equal:

• if at all times during the observation period the exchange rate is within the exchange rate range, $1,000 times the absolute exchange rate return times the participation rate; or

• if at any time on any day during the observation period the exchange rate is outside the exchange rate range, $0.

The exchange rate range includes any exchange rate that is (i) greater than or equal to 1.01426, which is 75% of the initial exchange rate, and (ii) less than or equal to 1.69044, which is 125% of the initial exchange rate.

The observation period is the period from 11:00 a.m. (New York time) on the currency business day immediately following the day we priced the notes for initial sale to the public, which we refer to as the pricing date, to 11:00 a.m. (New York time) on the valuation date, which is March 22, 2011.  Generally, currencies trade and exchange rates are reported on a 24-hour basis.

The absolute exchange rate return is the absolute value of the following formula:

The initial exchange rate is 1.35235, which is the Eurozone euro/U.S. dollar exchange rate displayed on Reuters Page “WMRSPOT05” at 11:00 a.m. (New York time) on the pricing date.

The final exchange rate will equal the Eurozone euro/U.S. dollar exchange rate displayed on Reuters Page “WMRSPOT05” at 11:00 a.m. (New York time) on the valuation date.

The participation rate is 100%.

For the purposes of determining whether or not the Eurozone euro/U.S. dollar exchange rate has remained within the exchange rate range at all times during the observation period, the Eurozone euro/U.S. dollar exchange rate will be determined by reference to the rates displayed on Bloomberg Page “EUR CRNCY GIP”, which displays the high and low Eurozone euro/U.S. dollar exchange rates for each day.

The appreciation potential of the notes is limited by the exchange rate range to a maximum potential return at maturity of $1,250 per note, which is 125% of the stated principal amount.  The notes are designed for investors who are seeking a positive return whether the exchange rate increases or decreases so long as the exchange rate does not trade outside the exchange rate range at any time on any day during the observation period.

You can review a table of the historical high, low and quarter-end daily Eurozone euro/U.S. dollar exchange rates as of 4:00 p.m. (New York time) (expressed as the number of U.S. dollars per one euro) for each calendar quarter in the period from January 1, 2002 through March 24, 2009, as published by Bloomberg Financial

Markets for such periods and a related graph showing intra-day exchange rates from December 31, 1998 to March 24, 2009 in this pricing supplement under “Description of Notes—Historical Information.”

Investing in the notes is not equivalent to investing in or taking a position with respect to the Eurozone euro.

All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.

Currency exchange rates
Exchange rates reflect the amount of one currency that can be exchanged for another currency.  In this pricing supplement the exchange rate for the Eurozone euro is expressed as the number of U.S. dollars per one euro.  An increase in the exchange rate means that the euro has appreciated/strengthened relative to the U.S. dollar, and a decrease in the exchange rate means that the euro has depreciated/weakened relative to the U.S. dollar.

MSCS will be the calculation agent
We have appointed our affiliate, Morgan Stanley Capital Services Inc., which we refer to as MSCS, to act as calculation agent for The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.), the trustee for our senior notes.  As calculation agent, MSCS has determined the initial exchange rate and will determine the final exchange rate, whether or not the exchange rate has moved outside the exchange rate range at any time on any day during the observation period and will calculate the amount payable at maturity.

The notes will be treated as contingent payment debt instruments for U.S. federal income tax purposes
Subject to the discussion below, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the comparable yield (as set forth in this pricing supplement) of the notes even though no stated interest will be paid on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  Please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation” and the sections called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Optionally Exchangeable Notes” and “United States Federal Taxation — Tax Consequences to U.S. Holders — Backup Withholding and Information Reporting” in the accompanying prospectus supplement.

If you are a non-U.S. investor, please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Where you can find more information on the notes
The notes are senior unsecured notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated December 23, 2008.  We describe the basic features of this type of note in the sections of the prospectus supplement called “Description of Notes—General Terms of Notes” and “—Currency-Linked Notes” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

Because this is a summary, it does not contain all the information that may be important to you.  For a detailed description of the terms of the notes, you should read the “Description of Notes” section in this pricing supplement.  You should also read about some of the risks involved in investing in the notes in the section called “Risk Factors.”  The tax treatment of investments in currency-linked notes such as these differs from that of investments in ordinary debt securities.  See the section of this pricing supplement called “Description of Notes—United States Federal Income Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us	You may contact your local Morgan Stanley branch office or call us at (800) 223-2440.

HYPOTHETICAL PAYOUTS ON THE NOTES AT MATURITY

The table below illustrates the payment at maturity (including, where relevant, the payment of the supplemental redemption amount) for a $1,000 stated principal amount note for a hypothetical range of the exchange rate return from –75% to +75% and assumes a hypothetical initial exchange rate of 1.25 and a hypothetical exchange rate range which includes all exchange rates greater than or equal to the hypothetical initial exchange rate times 75% and less than or equal to the hypothetical initial exchange rate times 125%.  The participation rate is 100%.  In this example, the exchange rate must move by more than 25% in either direction from the hypothetical initial exchange rate at any time during the observation period before we would not pay you a supplemental redemption amount.

The following hypothetical results are based, for the shaded rows, on the assumption that the exchange rate has remained within the exchange rate range at all times during the observation period.  If the exchange rate moves outside the exchange rate range at any time on any day during the observation period, the supplemental redemption amount will be $0.  You should consider carefully whether the notes are suitable to your investment goals.  The numbers appearing in the table below have been rounded for ease of analysis.

Final Exchange Rate	Exchange Rate Return	Supplemental Redemption Amount	Payment At Maturity	Return on Notes
2.1875	75%	$0.00	$1,000.00	0.00%
1.8750	50%	$0.00	$1,000.00	0.00%
1.5750	26%	$0.00	$1,000.00	0.00%
1.5625	25%	$250.00	$1,250.00	25.00%
1.5000	20%	$200.00	$1,200.00	20.00%
1.4500	16%	$160.00	$1,160.00	16.00%
1.4000	12%	$120.00	$1,120.00	12.00%
1.3500	8%	$80.00	$1,080.00	8.00%
1.3000	4%	$40.00	$1,040.00	4.00%
1.2750	2%	$20.00	$1,020.00	2.00%
1.2500	0%	$0.00	$1,000.00	0.00%
1.2250	–2%	$20.00	$1,020.00	2.00%
1.2000	–4%	$40.00	$1,040.00	4.00%
1.1500	–8%	$80.00	$1,080.00	8.00%
1.1000	–12%	$120.00	$1,120.00	12.00%
1.0500	–16%	$160.00	$1,160.00	16.00%
1.0000	–20%	$200.00	$1,200.00	20.00%
0.9375	–25%	$250.00	$1,250.00	25.00%
0.9250	–26%	$0.00	$1,000.00	0.00%
0.6250	–50%	$0.00	$1,000.00	0.00%
0.3125	–75%	$0.00	$1,000.00	0.00%

The supplemental redemption amount, if any, will be based on the absolute value of the percentage change in the final exchange rate from the initial exchange rate.  Consequently, you will receive a positive supplemental redemption amount whether the exchange rate on the valuation date is higher or lower than the initial exchange rate, as long as the exchange rate remains within the exchange rate range at all times.

Hypothetical Examples of Amounts Payable at Maturity.

The following examples illustrate how the hypothetical total returns set forth in the table above are calculated.

Example 1:

The exchange rate increases by 12% from the hypothetical initial exchange rate of 1.25 to a final exchange rate of 1.4, and the exchange rate remains within the exchange rate range at all times throughout the observation period.  Accordingly, the supplemental redemption amount is equal to:

supplemental redemption amount  =
$1,000 x absolute value of [(1.4 / 1.25) – 1] x participation rate of 100% = $120

Therefore, the total payment at maturity per note will be $1,120, which is the sum of the $1,000 stated principal amount and a supplemental redemption amount of $120.

Example 2:

The exchange rate decreases by 25% from the hypothetical initial exchange rate of 1.25 to a final exchange rate of 0.9375, and the exchange rate remains within the exchange rate range at all times throughout the observation period.  Accordingly, the supplemental redemption amount is equal to:

supplemental redemption amount  =
$1,000 x absolute value of [(0.9375 / 1.25) – 1] x participation rate of 100% = $250

The supplemental redemption amount is positive even though the exchange rate has declined, and, therefore, the total payment at maturity per note will be $1,250, which is the sum of the $1,000 stated principal amount and a supplemental redemption amount of $250.

Example 3:

The exchange rate moves outside the exchange rate range at any time on any day during the observation period.  Because the exchange rate has moved outside the exchange rate range, the supplemental redemption amount is equal to $0, and the payment at maturity is equal to only $1,000 per $1,000 stated principal amount regardless of the final exchange rate.

RISK FACTORS

The notes are not secured debt, are riskier than ordinary debt securities and do not pay interest.  The payment you receive at maturity is linked to the movements of the Eurozone euro/U.S. dollar exchange rate.  Investing in the notes is not equivalent to investing directly in or taking a position in the Eurozone euro.  This section describes the most significant risks relating to the notes.

Unlike ordinary senior notes, the notes do not pay interest
The terms of the notes differ from those of ordinary debt securities in that we will not pay interest on the notes.  Because the supplemental redemption amount may equal zero, the return on your investment in the notes may be zero and, therefore, less than the amount that would be paid on an ordinary debt security.  Even if there is a positive supplemental redemption amount, if the change in the exchange rate over the term of the notes, whether positive or negative, is small, the return on an investment in the notes may be less than the amount that would be paid on an ordinary debt security.  Accordingly, the notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental redemption amount based on whether the Eurozone euro/U.S. dollar exchange rate remains within the exchange rate range throughout the observation period and on the exchange rate on the valuation date.

The notes may not pay more than the stated principal amount at maturity
If at any time on any day during the observation period the exchange rate is outside the exchange rate range, the supplemental redemption amount will be zero and you will receive only the stated principal amount of $1,000 for each note you hold at maturity.  In periods of high volatility in the currency markets, the likelihood of the exchange rate moving outside the exchange rate range at some point during the observation period increases.  In light of the elevated volatility currently being experienced by the currency markets, it may be significantly more likely for the exchange rate to move outside the exchange rate range, resulting in zero supplemental redemption amount.

Your appreciation potential is limited
The appreciation potential of the notes is limited to a maximum payment at maturity equal to $1,250, which is 125% of the stated principal amount.  If the final exchange rate is less than 75% of the initial exchange rate or greater than 125% of the initial exchange rate, the exchange rate will have moved outside the exchange rate range and your supplemental redemption amount will equal $0.  Because it is unlikely, particularly in periods of heightened volatility, that the exchange rate will closely approach the specified outer limits of the exchange rate range without having increased above or decreased below the exchange rate range during the observation period, it is unlikely that you will receive a payment at maturity equal to the maximum payment at maturity.  The notes are designed for investors who are seeking a positive return whether the exchange rate increases or decreases so long as the exchange rate does not trade outside the exchange rate range at any time on any day during the observation period.  See “Hypothetical Payouts on the Notes at Maturity” on PS-7.

The notes will not be listed and secondary trading may be limited
The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

If the exchange rate moves outside the exchange rate range, the market value of the notes will decrease
If at any time on any day during the observation period the exchange rate is outside the exchange rate range, the market value of the notes will decline below the stated principal amount and will no longer be linked to the Eurozone euro/U.S. dollar exchange rate.  If you try to sell your notes on the secondary market prior to maturity in these circumstances, you will receive less than the stated principal amount.

Market price of the notes may be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including:

• the exchange rate at any time;

• whether the exchange rate has moved outside the exchange rate range during the observation period;

• the volatility (frequency and magnitude of changes in value) of the exchange rate;

• interest and yield rates in the U.S. and in the Eurozone;

• geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the euro or currency markets generally and that may affect the final exchange rate;

• the time remaining until the notes mature; and

• any actual or anticipated changes in our credit ratings or credit spreads.

In addition, currency markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government regulation and intervention.  These circumstances could increase the volatility of the exchange rate, increase the chances that the exchange rate would trade outside the exchange rate range and, therefore, adversely affect the value of the notes.

Your return will be affected by the risks related to the Eurozone euro/U.S. dollar exchange rate
Fluctuations in the exchange rate between the euro and the U.S. dollar will affect the value of the notes.  The exchange rate between the euro and the U.S. dollar is the result of the supply of, and the demand for, the euro and the U.S. dollar.  Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Europe (particularly the member states of the Eurozone) and the United States, including economic and political developments in other countries.

Of particular importance to potential currency exchange risk are:

• existing and expected rates of inflation

• existing and expected interest rate levels;

• the balance of payments; and

• the extent of governmental surpluses or deficits in Europe (particularly in the member states of the Eurozone) and the United States.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the European Union, the governments of the European Union member states, particularly those which are member states of the Eurozone, the United States and other countries important to international trade and finance.

You can review a table of the historical high, low and quarter-end daily Eurozone euro/U.S. dollar exchange rates as of 4:00 p.m. (New York time) (expressed as the number of U.S. dollars per one euro) for each calendar quarter in the period from January 1, 2002 through March 24, 2009, as published by Bloomberg Financial Markets for such periods and a related graph showing intra-day exchange rates from December 31, 1998 to March 24, 2009 in this pricing supplement under “Description of Notes—Historical Information.”

You cannot predict the future performance of the euro relative to the U.S. dollar based on its historical performance.  In addition, there can be no assurance that the exchange rate will remain within the exchange rate range during the observation period.  If, at any time on any day during the observation period, the exchange rate is outside the exchange rate range, you will receive at maturity only the stated principal amount with respect to the notes you hold.

Government intervention in the currency markets could materially and adversely affect the value of the notes
Currency exchange rates are volatile and are affected by numerous factors specific to each foreign country (or economic region, in the case of the euro).  Governments or monetary authorities, including those of the member countries of the Eurozone, the Eurozone itself or the United States, may use a variety of techniques, such as intervention by their central banks or imposition of regulatory controls or taxes, to affect the exchange rates of the euro and the U.S. dollar.  Thus, a special risk in purchasing the notes is that their trading value and amount payable could be affected by the actions of sovereign governments or monetary authorities, fluctuations in response to other market forces and the movement of currencies across borders.  There will be no offsetting adjustment or change in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the euro or the U.S. dollar.

Even though currencies trade around-the-clock, the notes will not
The interbank market in foreign currencies is a global, around-the-clock market.  The hours of trading for the notes, if any trading market develops, will not conform to the hours during which foreign currencies such as the euro are traded.  Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the notes.  The possibility of these movements should be taken into account in relating the value of the notes to the underlying foreign exchange markets.  There is no systematic reporting of last-sale information for foreign currencies.  Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the final exchange rate used to calculate the amount payable to you at maturity.  There is no regulatory requirement that those quotations be firm, or that they be revised on a timely basis.  The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

The notes are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the notes
Investors are dependent on Morgan Stanley's ability to pay all amounts due on the notes at maturity and therefore are subject to the credit risk of Morgan Stanley and to changes in the market's view of Morgan Stanley's creditworthiness.  Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the value of the notes.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests
The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.  As calculation agent, MSCS has determined the initial exchange rate and will determine the final exchange rate and whether or not the exchange rate is outside the exchange rate range at any time on any day during the observation period and will calculate your payment at maturity.  Determinations made by MSCS, in its capacity as calculation agent, with respect to the calculation of the exchange rate in the event of the discontinuance of reporting of the exchange rate, may affect the payout to you at maturity.  See the sections of this pricing supplement called “Description of Notes—Exchange Rate,” “—Initial Exchange Rate” and “—Final Exchange Rate.”

The original issue price of the notes includes the agent’s commissions and certain costs of hedging our obligations under the notes.  The subsidiaries through which we hedge our obligations under the notes expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity by MS & Co. and its affiliates could potentially adversely affect the value of the notes
MS & Co. and other affiliates of ours have carried out, and will continue to carry out, hedging activities related to the notes (and possibly to other instruments linked to the euro and/or the U.S. dollar), including trading in futures, forwards and/or options contracts on the euro and/or the U.S. dollar as well as in other instruments related to the euro and/or the U.S. dollar.  MS & Co. and some of our other subsidiaries also trade the euro and the U.S. dollar and other financial instruments related to the euro and the U.S. dollar on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities during the term of the notes could potentially affect the exchange rate, whether it is outside the exchange rate range at any time and, accordingly, the amount of cash you will receive at maturity.  Additionally, such hedging or trading activities could potentially affect the final exchange rate and, accordingly, the amount of cash you will receive at maturity.

DESCRIPTION OF NOTES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Note” refers to each $1,000 Stated Principal Amount of any of our Protected Absolute Return Barrier Notes Due March 31, 2011, Based on the Performance of the Eurozone euro/U.S. dollar Exchange Rate.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$2,406,000

Original Issue Date (Settlement Date)	March 31, 2009 (5 Business Days after the Pricing Date)

Maturity Date	March 31, 2011

Observation Period	The period from 11:00 a.m. (New York time) on the Currency Business Day immediately following the Pricing Date to 11:00 a.m. (New York time) on the Valuation Date

Pricing Date	March 24, 2009, the day we priced the Notes for initial sale to the public.

Valuation Date	March 22, 2011, subject to adjustment if such date is not a Currency Business Day, as described in the following paragraph.

If March 22, 2011 is not a Currency Business Day, the Valuation Date will be the immediately preceding Currency Business Day.

Interest Rate	None

Specified Currency	U.S. dollars

CUSIP Number	617482EL4

ISIN Number	US617482EL41

Denominations	$1,000 and integral multiples thereof

Stated Principal Amount	$1,000 per Note

Issue Price	$1,000 per Note

Payment at Maturity
At maturity, upon delivery of the Notes to the Trustee, we will pay with respect to the $1,000 Stated Principal Amount of each Note an amount in cash equal to $1,000 plus the Supplemental Redemption Amount, if any, as determined by the Calculation Agent.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $1,000 Stated Principal Amount of each Note, on or prior to 10:30 a.m. on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book-Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Supplemental Redemption Amount	The Supplemental Redemption Amount will equal:

• if at all times during the Observation Period the Exchange Rate is within the Exchange Rate Range, $1,000 times the Absolute Exchange Rate Return; or

• if at any time on any day during the Observation Period the Exchange Rate is outside the Exchange Rate Range, $0.

The Calculation Agent will calculate the Supplemental Redemption Amount on the Valuation Date.

Exchange Rate Range
The Exchange Rate Range includes any Exchange Rate that is (i) greater than or equal to 1.01426, which is 75% of the Initial Exchange Rate, and (ii) less than or equal to 1.69044, which is 125% of the Initial Exchange Rate.

Exchange Rate
Exchange Rate means, on any day during the Observation Period, all rates for conversion of U.S. dollars into Eurozone euros (expressed as the number of U.S. dollars per one euro) that are within the range between, and inclusive of, the highest rate and the lowest rate for such conversion as published on the Bloomberg Page for such day, as determined by the Calculation Agent; provided that upon the occurrence of a Price Source Unavailability Event on any day during the Observation Period and for so long as such Price Source Unavailability Event is continuing or the Calculation Agent determines in good faith that the rate so displayed on the Bloomberg Page is manifestly incorrect, the Exchange Rate for each such day will mean all rates for conversion of the U.S. dollars into Eurozone euros (expressed as the number of U.S. dollars per one euro) that are within the range between, and inclusive of, the highest rate and the lowest rate for such conversion as published on Reuters page “EUR=” for such day, as determined by the Calculation Agent; provided further that if no such rate is displayed on such Reuters page for such day or the Calculation Agent determines in good faith that the rate so displayed on such Reuters page is manifestly incorrect, the Exchange Rate will be a single exchange rate equal to the arithmetic mean, as determined by the Calculation Agent, of the firm quotes of exchange rates for conversion of U.S. dollars into Eurozone euros determined by at least three leading dealers, selected by the Calculation Agent (collectively, the “Reference Dealers”) in the underlying market for the U.S. dollar taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by such Reference Dealers.  Quotes of MS & Co. or any of its affiliates may be included in the calculation of such arithmetic mean, but only to the extent that any such quote is the highest of the quotes obtained.  If the Calculation Agent is unable to obtain three such quotes from the Reference Dealers on such date for any reason, the Exchange Rate for such date shall be the exchange rate as determined by the Calculation Agent in good faith on such day taking into account any information deemed relevant by the Calculation Agent.

Bloomberg Page	The display page “EUR CRNCY GIP” published by Bloomberg Financial Markets or any other display page that may replace that display page on Bloomberg Financial Markets and any successor service thereto.

Price Source Unavailability Event
Price Source Unavailability Event means, as determined in good faith by the Calculation Agent, that the Exchange Rate is unavailable on the Bloomberg Page or that an event has occurred that generally makes it impossible to obtain the rate for conversion of the U.S. dollar into Eurozone euros on the Bloomberg Page.

Absolute Exchange Rate Return	The Absolute Exchange Rate Return is the absolute value of the following formula:

Participation Rate	100%

Initial Exchange Rate
1.35235, which is the rate for conversion of the U.S. dollar into Eurozone euros (expressed as the number of U.S. dollars per one euro) as determined by reference to the rate displayed on the Reuters Page at 11:00 a.m. (New York time) on the Pricing Date, as determined by the Calculation Agent.

Final Exchange Rate
The rate for conversion of the U.S. dollar into Eurozone euros (expressed as the number of U.S. dollars per one euro) as determined by reference to the rate displayed on the Reuters Page at 11:00 a.m. (New York time) on the Valuation Date, as determined by the Calculation Agent.

For purposes of determining the Final Exchange Rate, if no such rate is displayed on such Reuters Page or if such rate as displayed is, as determined by the Calculation Agent in its sole discretion, manifestly erroneous for the Valuation Date, the Final Exchange Rate will equal the arithmetic mean, as determined by the Calculation Agent, of the firm quotes of exchange rates for conversion of the U.S. dollar into Eurozone euros determined by the Reference Dealers in the euro market on the Valuation Date, taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by such Reference Dealers; provided further that if (i) the difference between the highest and lowest exchange rates determined by the Reference Dealers on such date pursuant to the previous clause of this sentence is greater than 1% or (ii) the Calculation Agent is unable to obtain three such quotes from the Reference Dealers on such date for any reason, the Final Exchange Rate shall be the exchange rate as determined by the Calculation Agent in good faith on the Valuation Date, taking into account any information deemed relevant by the Calculation Agent.

Reuters Page	The display page “WMRSPOT05” on Reuters 3000 Xtra Service (“Reuters”) or any other display page that may replace that display page on Reuters and any successor service thereto.

Currency Business Day
Any day, other than a Saturday or Sunday, that is (i) neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York and (ii) a day on which dealings in foreign currency in accordance with the practice of the foreign exchange market occur in London, England.

Book-Entry Note or Certificated Note
Book-Entry.  The Notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Notes.  Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.)

Agent	Morgan Stanley & Co. Incorporated and its successors (“MS & Co.”)

Calculation Agent	Morgan Stanley Capital Services Inc. (“MSCS”)

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Exchange Rate, the Initial Exchange Rate, the Final Exchange Rate and the Supplemental Redemption Amount, if any, will be made by the Calculation Agent and in the case of the Supplemental Redemption Amount will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all calculations with respect to the Exchange Rate, the Initial Exchange Rate, the Final Exchange Rate and all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent has made in determining the Initial Exchange Rate and will make in determining the Final Exchange Rate, whether or not the Exchange Rate has moved outside the Exchange Rate Range at any time on any day during the Observation Period and the Payment at Maturity.  MSCS is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the Notes shall have occurred and be continuing, the amount declared due and payable for each Note upon any acceleration of the Notes (the “Acceleration Amount”) will be equal to $1,000 plus the Supplemental Redemption Amount, if any, determined as though the Observation Period ended at 11:00 a.m. on the date of acceleration and using the Eurozone euro/U.S. dollar exchange rate displayed on the Reuters Page at 11:00 a.m. (New York time) on the date of such acceleration as the Final Exchange Rate.

If the maturity of the Notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Historical Information
The following table sets forth the published high, low and end-of-quarter daily Eurozone euro/U.S. dollar exchange rates as of 4:00 p.m. (New York time), expressed as the number of U.S. dollars per one euro, for each quarter in the period from January 1, 2002 through March 24, 2009.  The Eurozone euro/U.S. dollar exchange rate as of 4:00 p.m. (New York time) on March 24, 2009 was 1.3466.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.

Please note that the historical exchange rates in the table below are based on the Eurozone euro/U.S. dollar exchange rates as of 4:00 p.m. (New York time) published by Bloomberg Financial Markets for each day.  However, we will not use a single daily rate to determine if the Exchange Rate moves outside the Exchange Rate Range for each Currency Business Day.  The Exchange Rate for each Currency Business Day will instead include all exchange rates within the range between, and inclusive of, the highest exchange rate and the lowest exchange rate published for each Currency Business Day.  The Exchange Rate will be determined by reference to the Bloomberg BGN rates displayed on Bloomberg Page “EUR CRNCY GIP”.  The Bloomberg BGN rate is based on bid and ask exchange rates from a subset of foreign exchange dealers, or price contributors, that are processed through a proprietary blending algorithm designed by Bloomberg to mitigate the effect of outlier quotes and create market-consensus bid/ask rates.  Use of the daily range of bid and ask exchange rates as opposed to a single daily rate increases the chance that the Exchange Rate will move outside the Exchange Rate Range on any given Currency Business Day.

The historical performance of the euro relative to the U.S. dollar should not be taken as an indication of future performance, and no assurance can be given as to the exchange rate on the Valuation Date.  We cannot give you any assurance that the exchange rate will at all times remain within the Exchange Rate Range over the term of the Notes so that you will receive any Supplemental Redemption Amount.

	High	Low	Period End
2002
First Quarter	0.9033	0.8594	0.8717
Second Quarter	0.9915	0.8750	0.9915
Third Quarter	1.0117	0.9660	0.9866
Fourth Quarter	1.0492	0.9707	1.0492
2003
First Quarter	1.1054	1.0362	1.0915
Second Quarter	1.1909	1.0695	1.1511
Third Quarter	1.1657	1.0809	1.1657
Fourth Quarter	1.2595	1.1416	1.2595
2004
First Quarter	1.2842	1.2128	1.2316
Second Quarter	1.2365	1.1822	1.2199
Third Quarter	1.2452	1.2011	1.2436
Fourth Quarter	1.3637	1.2285	1.3554
2005
First Quarter	1.3465	1.2757	1.2964
Second Quarter	1.3087	1.2032	1.2108
Third Quarter	1.2542	1.1902	1.2026
Fourth Quarter	1.2179	1.1670	1.1849
2006
First Quarter	1.2307	1.1820	1.2118
Second Quarter	1.2928	1.2092	1.2791
Third Quarter	1.2892	1.2505	1.2674
Fourth Quarter	1.3343	1.2513	1.3197
2007
First Quarter	1.3385	1.2893	1.3354
Second Quarter	1.3652	1.3302	1.3541
Third Quarter	1.4267	1.3426	1.4267
Fourth Quarter	1.4872	1.4048	1.4589
2008
First Quarter	1.5845	1.4454	1.5788
Second Quarter	1.5991	1.5380	1.5755
Third Quarter	1.5938	1.3998	1.4092
Fourth Quarter	1.4419	1.2453	1.3971
2009
First Quarter (through March 24, 2009)	1.4045	1.2530	1.3466

The following graph shows the daily intra-day high, low and last published exchange rates from December 31, 1998 through March 24, 2009.  We obtained the information in the graph from Bloomberg Financial Markets, without independent verification.

Eurozone euro/U.S. dollar Exchange Rate –
Intra-day High, Low and Last Published Rates from
December 31, 1998 to March 24, 2009

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Notes through one or more of our subsidiaries.  The original Issue Price of the Notes includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Notes and the cost of hedging our obligations under the Notes.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Notes by taking positions in forwards, futures and options contracts on the U.S. dollar and Eurozone euro.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes by purchasing and selling the U.S. dollar or Eurozone euro or forwards or options contracts on the U.S. dollar and Eurozone euro or positions in any other available currencies or instruments that we may wish to use in connection with such hedging activities.  We cannot give any assurance that our hedging activities will not affect the Eurozone euro/U.S. dollar exchange rate and, therefore, adversely affect the payment that you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Notes set forth on the cover of this pricing supplement; provided that the price will be $996.25 per Note and the agent’s commissions will be $16.25 per Note for the purchase by any single investor of greater than or equal to $1,000,000 and less than $3,000,000 principal amount of Notes, the price will be $994.375 per Note and the agent’s commissions will be $14.375 per Note for the purchase by any single investor of greater than or equal to $3,000,000 and less than $5,000,000 principal amount of Notes and the price will be $992.50 per Note and the agent’s commissions will be $12.50 per Note for the purchase by any single investor of greater than or equal to $5,000,000 principal amount of Notes.  The Agent may allow a concession not in excess of the applicable sales commission to other dealers, which may include Morgan Stanley & Co. International plc and Bank Morgan Stanley AG; provided that, concessions allowed to dealers in connection with the offering may be reclaimed by the Agent if, within 30 days of the offering, the Agent repurchases the Notes distributed by such dealers.  After the initial offering, the Agent may vary the offering price and other selling terms from time to time.

We expect to deliver the Notes against payment therefor in New York, New York on March 31, 2009, which will be the fifth scheduled Business Day following the date of this pricing supplement.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Notes more than three Business Days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes.  Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes for its own account.  The Agent must close out any naked short position by purchasing the Notes in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes in the open market to stabilize the price of the Notes.  Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Notes.  See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Notes to the public in Hong Kong as the Notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Notes nor make the Notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement, the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c) a person who acquires the Notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the Notes.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered “parties in interest” within the meaning of ERISA, or “disqualified persons” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Notes are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to assets of any plan involved in the transaction and provided further that the plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Notes.

Because we may be considered a party in interest with respect to many plans, the Notes may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of the Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Notes that either (a) it is not a plan or a plan asset entity, is not purchasing such Notes on behalf of or with “plan assets” of any plan, or with any assets of a governmental or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the Notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the Notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Notes to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

United States Federal Income Taxation	Subject to the discussion below, the Notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes.

Tax Consequences to U.S. Holders

Please read the discussions in the sections called “United States Federal Taxation – Tax Consequences to U.S. Holders – Notes – Optionally Exchangeable Notes” and “United States Federal Taxation – Tax Consequences to U.S. Holders – Backup Withholding and Information Reporting” of the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in “contingent payment debt instruments.”  The sections in the accompanying prospectus supplement referred to above are hereafter referred to as the “Tax Disclosure Sections.”

In summary, U.S. Holders generally will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount (“OID”) as interest income on the Notes on a constant yield basis in each year that they hold the Notes, even though no stated interest will be paid on the Notes.  As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID, as discussed in the accompanying prospectus supplement.  In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the Notes generally will be treated as ordinary income.

The rate of accrual of OID on the Notes is the “comparable yield” as described in the Tax Disclosure Sections of the accompanying prospectus supplement.  We have determined that the comparable yield is an annual rate of 5.5381% compounded semi-annually.  Based on the comparable yield set forth above, the “projected payment schedule” for a Note (assuming an issue price of $1,000) consists of a projected amount equal to $1,115.6563 due at maturity.

Based on the comparable yield set forth above, the following table states the amount of OID (without taking into account any adjustments to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the Notes) that will be deemed to have accrued with respect to a Note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year):

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through June 30, 2009	$13.8453	$13.8453
July 1, 2009 through December 31, 2009	$28.0739	$41.9192
January 1, 2010 through June 30, 2010	$28.8513	$70.7705
July 1, 2010 through December 31, 2010	$29.6502	$100.4207
January 1, 2011 through the Maturity Date	$15.2356	$115.6563

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ OID accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of payments that will be made on a Note.

Notwithstanding the foregoing, if the exchange rate falls outside the exchange rate range prior to the original issue date of the Notes, the Notes will not be treated as “contingent payment debt instruments” for U.S. federal income tax purposes.  In this event, the maturity redemption amount will equal the issue price, and a U.S. Holder will therefore not be required to recognize income, gain or loss in respect of the Notes prior to the sale, exchange or maturity of the Notes.  Gain or loss realized on the sale or exchange of a Note generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held the Notes for more than one year.  U.S. taxable investors should read the sections of the accompanying prospectus called “United States Federal Taxation — Tax Consequences to U.S. Holders — Sale, Exchange or Retirement of the Debt Securities” and “United States Federal Taxation — Tax Consequences to U.S. Holders — Backup Withholding and Information Reporting” for a discussion of the tax consequences that would apply were the exchange rate to fall outside of the exchange rate range prior to the original issue date.

Tax Consequences to Non-U.S. Holders

If you are a non-U.S. investor, please read the discussion under “United States Federal Taxation — Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement concerning the U.S. federal income and withholding tax consequences of an investment in the Notes.  Non-U.S. investors should also note that the discussion in the accompanying prospectus supplement does not address the tax consequences to non-U.S. investors for whom income or gain in respect of the Notes is effectively connected with the conduct of a trade or business in the United States.  Such non-U.S. investors should consult their tax advisers regarding the potential tax consequences of an investment in the Notes.